Exhibit 10.5

CENTERPOINT ENERGY, INC. 1991 SAVINGS RESTORATION PLAN
(Amended and Restated Effective as of January 1, 2008)

First Amendment

WHEREAS, CenterPoint Energy, Inc. (the “Company”), maintains the frozen CenterPoint Energy, Inc. Savings Restoration Plan, effective as of January 1, 1991, and as thereafter amended and restated (the “Plan”), for the benefit of its eligible employees; and

WHEREAS, the Plan is a “grandfathered plan” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and thus all Plan benefits were earned and vested as of December 31, 2004, along with the earnings attributable thereto (“Grandfathered Benefits”); and

WHEREAS, at all times on and after January 1, 2005, the Grandfathered Benefits, along with all earnings attributable thereto, have been (and continue to be) subject to the terms and provisions of the Plan as in effect on October 3, 2004, and no material modifications, within the meaning of Code Section 409A, have been made (in form or operation) to the Plan with respect to such benefits; and

WHEREAS, the Company desires to reflect that the Benefits Committee is the plan administrator; and

WHEREAS, the Company desires to amend the Plan to clarify the earnings/losses crediting provisions under the Plan and to revise the Plan’s administrative procedures (and neither of such changes is a material modification to the Plan);

NOW, THEREFORE, the Company having reserved the right under Section 6.2 thereof to amend the Plan, does hereby amend the Plan, effective as of the dates specified below, to read as follows:

1.           Section 4.1 is redesignated as Section 4.1(a) and a new Section 4.1(b) is hereby added to the Plan effective as of January 1, 2011 to read as follows:
“(b)           Crediting of Earnings, Gains and Losses.  Within 60 days after the end of each Plan Year, provided a Participant has a Benefit payable under the Plan as of the last day of such Plan Year, the Participant’s Plan account shall be credited or debited with earnings, gains and losses (‘Earnings/Losses’) on the total of his account balance as of January 1st of the Plan Year.  In the event a

Participant takes a distribution of his entire Benefit prior to the last day of a Plan Year, his account shall not be credited with Earnings/Losses for such Plan Year.”

2.           Effective as of February 25, 2011, the first two sentences of Section 5.1 of the Plan are hereby amended to read as follows:

“The Plan shall be administered, construed and interpreted by the Benefits Committee of CenterPoint Energy, Inc. (the ‘Committee’).  The Committee may delegate to another committee, individuals, or entities from time to time the performance of any of its duties or responsibilities hereunder, including, without limitation, the delegation of the Specified Employee determination.”

3.           February as of 25, 2011, a new third sentence is hereby added after the second sentence of Section 5.5(c) to read as follows:

“Applicants must submit all claims within two years beginning on 1) the date a payment was made, or 2) the date on which a claim is incurred.”

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 30th day of March, 2011, but effective as of the dates specified herein.

CENTERPOINT ENERGY, INC.

By /s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:

/s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary